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                                                                   EXHIBIT 11(a)

EXHIBIT 11a. - Computation of Per Share Earnings
(in thousands except per share data) (unaudited)

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

                                                                                               THREE MONTHS ENDED JUNE 30,
                                                                                      ---------------------------------------------
                                                                                              1997                   1996
                                                                                      --------------------  -----------------------
                                                                                      Common and            Common and
                                                                                        Common                Common
                                                                                      Equivalent    Full    Equivalent      Full
                                                                                        Shares    Dilution    Shares      Dilution
                                                                                      ----------  --------  -----------  ----------

Weighted average common shares outstanding                                                16,551    16,551      16,233      16,233
Incremental shares assumed to be issued                                                    1,387     1,517       1,340       1,469
                                                                                         -------   -------     -------     -------
Total shares outstanding for calculation                                                  17,938    18,068      17,573      17,702
                                                                                         =======   =======     =======     =======

Net income available to common shareholders before
   extraordinary item                                                                    $ 3,252   $ 3,252     $ 4,614     $ 4,614
Extraordinary item                                                                            --        --       1,888       1,888
                                                                                         -------   -------     -------     -------
      Net income for calculation                                                         $ 3,252   $ 3,252     $ 6,502     $ 6,502
                                                                                         =======   =======     =======     =======
Net income per share:
   Before extraordinary item                                                             $  0.18   $  0.18     $  0.26     $  0.26
   Extraordinary item                                                                         --        --        0.11        0.11
                                                                                         -------   -------     -------     -------
                                                                                         $  0.18   $  0.18     $  0.37     $  0.37
                                                                                         =======   =======     =======     =======
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